------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number          3235-0104
                                                  Expires:   September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ressler                          Antony                 P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Apollo Advisors IV, L.P.
     Two Manhattanville Road
--------------------------------------------------------------------------------
                                    (Street)

     Purchase                        New York               10577
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     3/11/99
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Berlitz International Inc. (BTZ)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
                    (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     --------------------------------
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    (Print or Type Responses)
                                                                          (Over)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
     (a)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(a) The Reporting Person's beneficial ownership excludes the shares that may be acquired upon conversion of the 5% Convertible Exchangeable Subordinated Debentures due 2011, Series A, of Berlitz International, Inc. (the "Issuer") owned by Apollo Investment Fund IV, L.P. (AIFIV") and Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Advisors IV. The Reporting Person disclaims any beneficial ownership of all securities of the Issuer owned by AIFIV and Overseas IV and each of their affiliates and the filing of this statement shall not be deemed an admission that the Reporting Person, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose, is the beneficial owner of, or has any pecuniary interest in, any such securities.


    /s/ Antony P. Ressler                                         3/18/99
---------------------------------------------            -----------------------
    **Signature of Reporting Person                                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                           (Print or Type Responses)

                                                                          Page 2